Exhibit 99.1

Biomet Files for Proposed Initial Public Offering

WARSAW, IN., March 7, 2014 - Biomet, Inc. today announced that its parent company, LVB Acquisition, Inc., has filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. In connection with the offering, LVB Acquisition, Inc. intends to change its name to Biomet Group, Inc.

The number of shares to be offered and the price range for the proposed offering have not yet been determined. BofA Merrill Lynch, Goldman, Sachs & Co., J.P. Morgan, Citigroup, Wells Fargo Securities, Barclays and Morgan Stanley are acting as the joint book-running managers for the offering.

Biomet expects to use the net proceeds of the offering primarily to reduce outstanding indebtedness.

When available, copies of the preliminary prospectus relating to the offering may be obtained from BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department,
email dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC at 1-800-245-8812 or by mail to Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11787, Attention: Post-Sale Fulfillment; and Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or telephone: 1-866-471-2526, or email: prospectus-ny@ny.email.gs.com.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Biomet

Biomet, Inc. and its subsidiaries design, manufacture and market surgical and non-surgical products used primarily by orthopedic surgeons and other musculoskeletal medical specialists. Biomet's product portfolio includes hip and knee reconstructive products; sports medicine, extremities and trauma products; spine, bone healing and microfixation products; dental reconstructive products; and cement, biologics and other products. Headquartered in Warsaw, Indiana, Biomet and its subsidiaries currently distribute products in approximately 90 countries.

Contacts

Investors: Pat Richardson, 574-372-3941 or pat.richardson@biomet.com
Media: Bill Kolter, 574-372-1535 or bill.kolter@biomet.com